Exhibit 99.1

Contact: Ina Cu
Investor Relations
650-266-3200

CELL GENESYS REPORTS GVAX IMMUNOTHERAPY FOR PROSTATE CANCER INDUCES A BROAD, PATIENT-SPECIFIC
ANTIBODY RESPONSE

SOUTH SAN FRANCISCO, CA, April 17, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today reported immune response data from two previously conducted Phase 2 clinical trials of GVAX immunotherapy for prostate cancer. Evaluation of antibody responses in patients with advanced prostate cancer from these studies shows that the GVAX cell-based immunotherapy induces antibody responses to a broad array of prostate cancer-associated antigens, including some not previously known to be associated with prostate cancer. In addition, the antibody responses to this non patient-specific product were predominantly patient-specific and unique from patient to patient, indicating the potential advantage of a cell-based multi-antigen product such as GVAX to generate the broadest and most relevant immune response. Serological analysis of gene expression (SEREX) technology was also used to identify target antigens involved in response to the immunotherapy. More than 148 proteins to which antibody responses were induced were identified and many of these proteins had not been identified previously as prostate cancer-associated antigens. These findings were presented today by Dr. Thomas Harding and colleagues from Cell Genesys at the annual meeting of the American Association for Clinical Research being held in Los Angeles, CA.

GVAX immunotherapy for prostate cancer is currently being studied both as a single agent and in combination with docetaxel chemotherapy in two Phase 3 clinical trials targeted to enroll approximately 1200 patients with metastatic hormone-refractory prostate cancer (HRPC). This ongoing Phase 3 program is supported by the median survival results from two, independent, multi-center Phase 2 clinical trials. Cell Genesys recently reported final, updated results from its second multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer, which evaluated escalating doses of the immunotherapy in 80 patients with metastatic hormone-refractory prostate cancer (HRPC). Additional follow-up of the 22 patients who received the dose that is comparable to that being employed in the company’s ongoing Phase 3 program revealed that their median survival is 35.0 months. Four patients have withdrawn consent to further follow-up and thus were censored in the analysis. The company also has previously reported final median survival results from its first multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer in 34 patients with metastatic HRPC that showed an overall median survival of 26.2 months. The survival results from the two, independent multi-center Phase 2 clinical trials compare favorably to the previously published median survival of 18.9 months for metastatic hormone-refractory prostate cancer patients treated with Taxotere® (docetaxel) chemotherapy plus prednisone, the current standard of care for these patients. The company’s ongoing Phase 3 program is designed to confirm this potential survival benefit of GVAX immunotherapy for prostate cancer.

“The immune response data reported today provide added support for the concept that a whole-cell immunotherapy, such as GVAX immunotherapy for prostate cancer, is an ideal multi-antigen source that is capable of eliciting an immune response to a broad array of tumor-associated antigens,” stated Peter K. Working, Ph.D., senior vice president of Research and Development at Cell Genesys. “That the majority of antibody responses are unique to individual patients is further evidence that the non patient-specific format of GVAX immunotherapies is capable of inducing unique, patient-specific immune responses. Moreover, the fact that many of these antigens have not before been associated with prostate cancer, further suggests that a multivalent antigen immunotherapy like GVAX immunotherapy may provide the best potential for inducing an effective anti-tumor immune response, especially for heterogeneous cancers such as prostate cancer.”

Evidence of patient-specific immune responses associated with non patient-specific GVAX immunotherapy products has also been reported in other cancers. In August 2004, the company reported on data published in the Journal of Experimental Medicine from a Phase 1 clinical trial of GVAX immunotherapy for pancreatic cancer that provided evidence that patient-specific immune responses can be generated following treatment with this non patient-specific product. The article described detailed analyses of the immune response to the immunotherapy in three out of 14 patients who were long-term survivors and who also demonstrated strong T cell responses to mesothelin, a tumor-associated protein found in the majority of pancreatic cancers and in the GVAX immunotherapy for pancreatic cancer cells. The specificity of the T cell response to mesothelin was shown to be unique to each responding patient providing further scientific proof-of-concept for the company’s GVAX immunotherapy strategy.

GVAX immunotherapy for prostate cancer is comprised of two prostate cancer cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony stimulating factor), an immune stimulatory hormone, and irradiated for safety. GVAX cancer immunotherapy for prostate cancer is being developed as a non patient-specific, “off-the-shelf” pharmaceutical product.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAXTM cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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